Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2019 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 7, 2019 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
Net income (loss) per diluted share	$(0.17)	Net income per diluted share	$1.57
Adjusted operating income (loss)(2) per diluted share	$(0.59)	Adjusted operating income(2) per diluted share	$0.33
Net realized investment gains per diluted share	$0.42	Net realized investment gains per diluted share	$1.24
GAAP combined ratio	111.7%	GAAP combined ratio	103.9%
		Book value per share	$38.36
		Return on equity(3)	8.7%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains and losses and changes in the fair value of equity securities, of $4.2 million ($0.17 per diluted share) for the three-month period ended June 30, 2019 (the "second quarter of 2019"), compared to a consolidated net income of $0.2 million ($0.01 per diluted share) for the same period in 2018(4). For the six-month period ended June 30, 2019 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $40.3 million ($1.57 per diluted share), compared to $45.9 million ($1.80 per diluted share) for the same period in 2018.

The Company reported consolidated adjusted operating loss of $0.59 per diluted share for the second quarter, compared to a consolidated adjusted operating loss of $0.03 per diluted share for the same period in 2018. Year-to-date, consolidated adjusted operating income was $0.33 per diluted share compared to consolidated adjusted operating income of $0.96 per diluted share for the same period in 2018.

"The second quarter of 2019 was impacted by an increase in catastrophe losses and unfavorable prior year reserve development partially offset by continued strong equity markets and an increase in net premiums earned," stated Randy A. Ramlo, President and Chief Executive Officer. "In the second quarter, we experienced the same number of catastrophe events as in second quarter 2018, but the events were more severe in 2019. The majority of the losses were from convective storms in the Midwest and hail storms in Texas, which is not uncommon for second quarter."

_________________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss) excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the regular, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.
(4) 2018 Consolidated Financial Results include both continuing operations and discontinued life insurance operations and the one-time gain on the sale of discontinued operations.

"The unfavorable prior year reserve development was primarily from reserve strengthening on commercial auto and commercial liability claims in our Gulf Coast region," continued Ramlo. "The increase in catastrophe losses and prior year unfavorable reserve development were partially offset by an increase in the value of our equity securities from continued strong equity markets and an increase in net premiums earned due to our continued focus on increasing rates in our commercial auto book of business."

"On a positive note, similar to the first quarter of 2019, we continue to see improvement in our underlying operating profitability, which we attribute to the initiatives we put in place in 2018 in our commercial auto book of business. Removing the impact of catastrophe losses and prior year reserve development, this marks the second consecutive quarter of improvement in our core loss ratio. Compared with the same periods last year, our core loss ratio improved 3.5 points in the second quarter and 6.8 points year-to-date in 2019. In addition, this is the third consecutive quarter with reduced frequency of commercial auto claims. While it may be too early to call these improvements a trend, they are encouraging."

Consolidated net unrealized investment gains, net of tax, totaled $39.5 million as of June 30, 2019, an increase of $48.8 million from December 31, 2018. The increase in net unrealized investment gains is primarily the result of lower interest rates in the first half of 2019.

Total consolidated assets as of June 30, 2019 were $3.0 billion, which included $2.1 billion of invested assets. The Company's book value per share was $38.36, which is an increase of $2.96 per share, or 8.4 percent from December 31, 2018. This increase is primarily attributed to net income of $40.3 million and an increase in net unrealized investment gains on fixed maturity securities of $48.8 million, net of tax, over the prior year period, partially offset by shareholder dividends of $16.1 million during the first half of 2019.

The annualized return on equity was 8.7 percent for the six-month period ended June 30, 2019 compared to 6.9 percent for the same period in 2018. The annualized equity return increase was primarily driven by the change in the value of equity securities for the first half of 2019 compared to the same period in 2018.

Property and Casualty Insurance Business

Net loss from the property and casualty insurance business, including net realized investment gains and losses, totaled $4.2 million ($0.17 per diluted share) for the second quarter, compared to net income of $0.2 million ($0.01 per diluted share) in the same period in 2018. The decrease in net income was primarily due to an increase in losses and loss settlement expenses from an increase in catastrophe losses and unfavorable prior year reserve development, partially offset by an increase in net premiums earned and net realized investment gains.

Year-to-date, net income, including net realized investment gains and losses, totaled $40.3 million ($1.57 per diluted share) compared to $20.5 million ($0.80 per diluted share) in the same period in 2018. The change in net income was primarily due to an increase in the value of equity securities and an increase in net premiums earned offset by an increase in losses and loss settlement expenses from an increase in catastrophe losses and unfavorable prior year reserve development.

Net premiums earned increased 7.6 percent to $276.5 million in the second quarter, compared to $256.9 million in the same period in 2018. Year-to-date net premiums earned increased 7.3 percent to $538.8 million compared to $502.0 million in the same period in 2018. The increase in the three- and six-month periods ended June 30, 2019 was primarily due to rate increases, premium audits and endorsements.

The average renewal pricing change for commercial lines increased 6.6 percent in the second quarter of 2019 compared to 5.9 percent in the first quarter of 2019. The renewal pricing increases continue to be driven by commercial auto rate increases. During the second quarter of 2019, filed commercial auto rate increases averaged in the low-double digits. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Reserve Development

We experienced unfavorable development in our net reserves for prior accident years of $9.4 million in the three-month period ended June 30, 2019, compared to favorable development of $10.3 million in the same period in 2018. The change in prior year reserve development in the three-month period ended June 30, 2019 came primarily from reserve strengthening in on our commercial auto and commercial liability line of business in our Gulf Coast region. Year-to-date, unfavorable development in our net reserves for prior accident years was $4.7 million, compared to $48.4 million favorable development in the same period in 2018. The change in prior year reserve development in the six-month period ended June 30, 2019 came primarily from reserve strengthening in our commercial auto and commercial liability lines of business in our Gulf Coast region. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2019, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 3.8 percentage points to 111.7 percent for the second quarter, compared to 107.9 percent in the same period in 2018. Year-to-date, the GAAP combined ratio increased 3.0 percentage points to 103.9 percent compared to 100.9 percent in 2018. The increases in the combined ratios in the three-month and six-month periods ended June 30, 2019 as compared to the same periods in 2018 are primarily driven by a combination of increases in catastrophe losses and unfavorable prior year reserve development, partially offset by decreases in the expense ratios.

Pre-tax catastrophe losses in the second quarter of 2019 were higher when compared to second quarter of 2018, with catastrophe losses adding 8.0 percentage points to the combined ratio in 2019 as compared to 5.9 percentage points in 2018. Our 10-year historical average for second quarter catastrophe losses is 10.9 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $25.6 million ($0.79 per diluted share) compared to $18.5 million ($0.57 per diluted share) for the same period in 2018.

The GAAP net loss ratio excluding catastrophe losses deteriorated 3.9 percentage points and 3.7 percentage points, respectively, in the three- and six-month periods ended June 30, 2019 when compared to the same periods in 2018. This deterioration is primarily due to the previously mentioned unfavorable prior year reserve development in 2019 compared to favorable development in 2018. Excluding the impact of prior year reserve development and catastrophe losses, our core loss ratio improved 3.5 percentage points and 6.8 percentage points, respectively, in the three- and six-month periods ended June 30, 2019, when compared to the same periods in 2018.

Expense Ratio

The expense ratio for the second quarter was 32.1 percentage points, compared to 34.3 percentage points for the second quarter in 2018. The decrease in the expense ratio during the second quarter is primarily due to a decrease in employee benefit accruals and expenses caused by post-retirement benefit plan amendments made at the end of 2018 and capitalization of expenses for our multi-year Oasis project to upgrade our technology platform to enhance core underwriting decisions, selection of risks and productivity. Year-to-date, the expense ratio was 32.6 percentage points, compared to 34.4 percentage points in the same period in 2018.

Investment Income and Realized Investment Gains and Losses

Net investment income was $14.1 million for the second quarter of 2019, a decrease of 18.1 percent, as compared to net investment income of $17.2 million for the same period in 2018. Year-to date, net investment income was $30.6 million, flat compared to net investment income of $30.7 million for the same period in 2018. The change in net investment income for the quarter was due to lower appreciation in the value of our investments in limited liability partnerships in 2019 as compared to 2018. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $13.6 million during the second quarter of 2019, compared to net realized investment gains of $1.3 million for the same period in 2018. Year-to-date, the Company recognized net realized investment gains of $40.3 million compared to net realized losses of $6.6 million. The increase in both the three-

and six-month periods ended June 30, 2019 as compared to the same periods in 2018 were primarily due to an increase in the value of equity securities of $12.5 million and $37.1 million, respectively, compared with an increase of $0.3 million and decrease of $8.9 million, respectively, in the same periods in 2018.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, the life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the second quarter, we declared and paid a $0.33 per share cash dividend to shareholders of record as of May 31, 2019. We have paid a quarterly dividend every quarter since March 1968. During the second quarter we repurchased 1,507 shares of our common stock for a total purchase price of approximately $69 thousand.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 7, 2019 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter 2019 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 21, 2019. The replay access information is toll-free 1-877-344-7529; conference ID no. 10133214.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or http://services.choruscall.com/links/ufcs190807. The archived audio webcast will be available until August 21, 2019.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, Corporate Finance, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as

"expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 28, 2019. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2019	2018	Change %	2019	2018	Change %
Income Statement Data
Net income (loss)	$(4,196)	$157	NM	$40,325	$45,916	(12.2)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	—	27,307	(100.0)%
Less: after-tax net realized investment gains (losses)	10,737	1,025	NM	31,840	(6,023)	NM
Adjusted operating income (loss)	$(14,933)	$(868)	NM	$8,485	$24,632	(65.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.17)	$0.01	NM	$1.57	$1.80	(12.8)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
Less: after-tax net realized investment gains (losses)	0.42	0.04	NM	1.24	(0.23)	NM
Adjusted operating income (loss)	$(0.59)	$(0.03)	NM	$0.33	$0.96	(65.6)%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2019	2018	Change %	2019	2018	Change %
Premiums:
Net premiums earned	$276,486	$256,853	7.6%	$538,800	$515,023	4.6%
Less: change in unearned premiums	(29,267)	(40,820)	28.3%	(47,062)	(52,343)	10.1%
Less: change in prepaid reinsurance premiums	606	899	(32.6)%	1,049	1,152	(8.9)%
Net premiums written	$305,147	$296,774	2.8%	$584,813	$566,214	3.3%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2019	2018	Change %	2019	2018	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$276,486	$256,853	7.6%	$538,800	$502,020	7.3%
Life discontinued operations	—	—	—%	—	13,003	(100.0)%
Consolidated net premiums earned	276,486	256,853	7.6%	538,800	515,023	4.6%
Net investment income:
P&C continuing operations	14,120	17,249	(18.1)%	30,632	30,741	(0.4)%
Life discontinued operations	—	—	—%	—	12,663	(100.0)%
Consolidated net investment income	14,120	17,249	(18.1)%	30,632	43,404	(29.4)%
Total revenues:
P&C continuing operations	304,197	275,399	10.5%	609,736	526,194	15.9%
Life discontinued operations	—	—	—%	—	24,755	(100.0)%
Total revenues	304,197	275,399	10.5%	609,736	550,949	10.7%
Income Statement Data
Net income (loss)	(4,196)	157	NM	40,325	45,916	(12.2)%
Gain on sale of discontinued operations, net of tax	—	—	—%	—	27,307	(100.0)%
After-tax net realized investment gains (losses)	10,737	1,025	NM	31,840	(6,023)	NM
Adjusted operating income (loss)(1)	$(14,933)	$(868)	NM	$8,485	$24,632	(65.6)%

Diluted Earnings Per Share Data
Net income (loss)	$(0.17)	$0.01	NM	$1.57	$1.80	(12.8)%
Gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
After-tax net realized investment gains (losses)	0.42	0.04	NM	1.24	(0.23)	NM
Adjusted operating income (loss) (1)	$(0.59)	$(0.03)	NM	$0.33	$0.96	(65.6)%
Catastrophe Data
Pre-tax catastrophe losses	$22,006	$15,115	45.6%	$25,636	$18,476	38.8%
Effect on after-tax earnings per share	0.69	0.47	46.8%	0.79	0.57	38.6%
Effect on combined ratio	8.0%	5.9%	35.6%	4.8%	3.7%	29.7%

Favorable (unfavorable) reserve development experienced on prior accident years	$(9,391)	$10,330	(190.9)%	$(4,742)	$48,385	(109.8)%

Combined ratio	111.7%	107.9%	3.5%	103.9%	100.9%	3.0%
Return on equity				8.7%	6.9%	26.1%
Cash dividends declared per share	$0.33	$0.31	6.5%	$0.64	$0.59	8.5%
Diluted weighted average shares outstanding	25,210,354	25,611,773	(1.6)%	25,659,803	25,582,708	0.3%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2019	2018	2019	2018
Revenues
Net premiums earned	$276,486	$256,853	$538,800	$502,020
Investment income, net of investment expenses	14,120	17,249	30,632	30,741
Net realized investment gains (losses)
Change in the fair value of equity securities	12,499	305	37,133	(8,883)
All other net realized gains	1,092	992	3,171	2,316
Net realized investment gains (losses)	13,591	1,297	40,304	(6,567)
Total Revenues	$304,197	$275,399	$609,736	$526,194

Benefits, Losses and Expenses
Losses and loss settlement expenses	$220,009	$189,146	$384,249	$333,874
Amortization of deferred policy acquisition costs	54,795	50,810	107,014	100,449
Other underwriting expenses	33,964	37,252	68,367	72,107
Total Benefits, Losses and Expenses	$308,768	$277,208	$559,630	$506,430

Income (loss) before income taxes from continuing operations	(4,571)	(1,809)	50,106	19,764
Federal income tax expense (benefit) from continuing operations	(375)	(1,966)	9,781	(757)
Net income (loss) from continuing operations	$(4,196)	$157	$40,325	$20,521
Net loss from discontinued operations	—	—	—	(1,912)
Gain on sale of discontinued operations, net of tax	—	—	—	27,307
Net income (loss)	$(4,196)	$157	$40,325	$45,916

GAAP combined ratio:
Net loss ratio - excluding catastrophes	71.6%	67.7%	66.5%	62.8%
Catastrophes - effect on net loss ratio	8.0	5.9	4.8	3.7
Net loss ratio	79.6%	73.6%	71.3%	66.5%
Expense ratio	32.1	34.3	32.6	34.4
Combined ratio	111.7%	107.9%	103.9%	100.9%

Balance Sheet
	June 30, 2019	December 31, 2018
(In Thousands)
Invested assets	$2,087,961	$2,074,123
Cash	148,784	64,454
Total assets	3,001,797	2,816,698
Losses and loss settlement expenses	1,341,666	1,312,483
Total liabilities	2,033,494	1,928,323
Net unrealized investment gains (losses), after-tax	39,518	(9,323)
Total stockholders’ equity	968,303	888,375

Discontinued Operations(1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2019	2018	2019	2018
Revenues
Net premiums earned	$—	$—	$—	$13,003
Investment income, net of investment expenses	—	—	—	12,663
Net realized investment losses	—	—	—	(1,057)
Other income	—	—	—	146
Total Revenues	$—	$—	$—	$24,755

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$—	$—	$10,823
Increase in liability for future policy benefits	—	—	—	5,023
Amortization of deferred policy acquisition costs	—	—	—	1,895
Other underwriting expenses	—	—	—	3,864
Interest on policyholders’ accounts	—	—	—	4,499
Total Benefits, Losses and Expenses	$—	$—	$—	$26,104

Loss before income taxes	$—	$—	$—	$(1,349)
Federal income tax expense	—	—	—	563
Net loss	$—	$—	$—	$(1,912)
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$88,169	$88,846	$171,483	$167,457
Fire and allied lines(3)	64,611	64,029	127,515	122,571
Automobile	89,268	84,010	171,579	157,039
Workers’ compensation	24,447	26,565	48,905	51,658
Fidelity and surety	7,335	8,235	13,503	14,012
Miscellaneous	453	470	918	920
Total commercial lines	$274,283	$272,155	$533,903	$513,657

Personal lines:
Fire and allied lines(4)	$10,839	$11,025	$19,760	$20,008
Automobile	8,051	7,903	15,717	15,183
Miscellaneous	330	337	624	627
Total personal lines	$19,220	$19,265	$36,101	$35,818
Reinsurance assumed	11,644	5,354	14,809	3,734
Total net premiums written from continuing operations	305,147	296,774	584,813	553,209
Total net premiums written from discontinued operations	—	—	—	13,005
Total	$305,147	$296,774	$584,813	$566,214
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended June 30,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$79,452	$57,582	72.5%	$76,309	$38,503	50.5%
Fire and allied lines	60,615	55,851	92.1	57,996	51,101	88.1
Automobile	78,472	69,766	88.9	69,709	66,090	94.8
Workers' compensation	22,621	9,378	41.5	23,633	17,002	71.9
Fidelity and surety	6,146	(650)	(10.6)	5,742	291	5.1
Miscellaneous	436	99	22.7	428	193	45.1
Total commercial lines	$247,742	$192,026	77.5%	$233,817	$173,180	74.1%

Personal lines
Fire and allied lines	$10,302	$14,386	139.6%	$10,396	$9,359	90.0%
Automobile	7,698	6,809	88.5	7,227	6,213	86.0
Miscellaneous	307	552	179.8	301	(167)	(55.5)
Total personal lines	$18,307	$21,747	118.8%	$17,924	$15,405	85.9%
Reinsurance assumed	$10,437	$6,236	59.7%	$5,112	$561	11.0%
Total	$276,486	$220,009	79.6%	$256,853	$189,146	73.6%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Six Months Ended June 30,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$157,879	$95,857	60.7%	$151,902	$63,806	42.0%
Fire and allied lines	119,789	92,637	77.3	115,395	85,330	73.9
Automobile	153,706	140,337	91.3	136,403	120,037	88.0
Workers' compensation	44,496	15,323	34.4	46,974	29,062	61.9
Fidelity and surety	12,521	(901)	(7.2)	11,215	949	8.5
Miscellaneous	863	—	—	853	377	44.2
Total commercial lines	$489,254	$343,253	70.2%	$462,742	$299,561	64.7%

Personal lines
Fire and allied lines	$20,522	$20,668	100.7%	$20,834	$16,760	80.4%
Automobile	15,180	12,476	82.2	14,236	11,970	84.1
Miscellaneous	608	484	79.6	596	(272)	(45.6)
Total personal lines	$36,310	$33,628	92.6%	$35,666	$28,458	79.8%
Reinsurance assumed	$13,236	$7,368	55.7%	$3,612	$5,855	162.1%
Total	$538,800	$384,249	71.3%	$502,020	$333,874	66.5%